**Cooperation Agreement**
**Between**
**Pure Play Music, Ltd. and WSA Distributing, Inc.**

THIS Cooperation Agreement ("**Agreement**") is entered into on May 13, 2009 (the "**Effective Date**"), by and between Pure Play Music, Ltd., with its principal office at: 17524 Tam O'Shanter, Poway, CA 92064 ("**PPM**") and WSA Distributing, Inc., a California corporation, with its principal office at: 7222 Opportunity Road, San Diego, California 92111, USA ("**WSA**"). PPM and WSA may be referred to individually as "**Party**" and collectively as "**Parties**."

**RECITALS**

WHEREAS, PPM is currently engaged in, among other activities, the business of providing digital media data, including but not limited to audio, video, and image files or any combination of these regardless of the form of delivery ("**Digital Content**") for commercial purposes;

WHEREAS, WSA is currently engaged in, among other activities, the business of mobile telecommunication device distribution and logistics services;

WHEREAS, the Parties wish to cooperate in a strategic relationship to provide Digital Content owned or licensed by PPM ("**PPM's Digital Content**") to mobile operators and mobile device original equipment manufacturers ("**OEMs**") in North America.

NOW THEREFORE, this Agreement sets forth the mutual understandings of the Parties in respect to the cooperation contemplated by this Agreement.

1. Purpose of the Agreement.

The purpose of this Agreement (the "**Purpose**") is to confirm the intention of PPM and WSA to work together and cooperate with each other and to set forth terms and conditions under which PPM and WSA will cooperate to develop promotional opportunities as well as on-going Digital Content delivery services to mobile carriers and mobile device OEM's.

2. Term and Termination.

2.1 This Agreement shall commence as of the Effective Date, and shall continue in effect for a period of two (2) years unless terminated earlier by the Parties' mutual consent (the "**Term**"). The period of this Agreement, however, may be extended by the written consent of the Parties.

2.2 In addition, either Party shall have the right to terminate this Agreement immediately upon notice to the other Party if (a) the other has filed a petition in bankruptcy, is insolvent, or has sought relief under any similar law for the protection of creditors; or (b) an involuntary petition in bankruptcy has been filed against the other Party, or any relief under any such law has been sought by any creditor(s) of such Party, unless such involuntary petition is dismissed, or such relief is denied, within thirty (30) days after it has been filed or sought.

2.3 Upon termination of this Agreement for any reason, each Party shall return to the other Party all of such other Party's property, materials, documentation and the like within 30 days following termination, unless a different schedule is agreed to by the Parties in writing.

3. Content Distribution and Related Fees.

3.1 Scope. PPM hereby appoints WSA as an authorized third party distributor during the Term of this Agreement, for the sale and distribution of microSD cards and mobile devices that carry PPM's Digital Content. For the purposes of this Agreement, each individual microSD card or mobile device bundled with PPM's Digital Content shall herein be referred to as a "Unit." WSA shall use its commercially reasonable best efforts to develop, market, promote and sell the Units to authorized mobile phone carriers and OEMs.

3.2 WSA Exclusivity. Except as otherwise agreed to by the parties, WSA shall have the exclusive right for a period of six (6) months from the Effective Date(**"Exclusive Term"**), to present PPM's Digital Content on microSD cards or mobile devices to the Authorized Carriers. In the event that if, by the last calendar day of the fifth month of this Agreement, WSA can provide PPM with reasonable forecasts showing its forecast to ship forty-two thousand (42,000) Units during the sixth month of this agreement, PPM will provide its consent in writing that the "Exclusive Term" shall be extended for the duration of the Term of this Agreement. Said exclusivity may be revoked by PPM without notice if, at any time following the sixth ($6^{th}$) month of this Agreement, WSA fails to ship forty-two thousand (42,000) Units per month for any two consecutive months.

3.3 Clause Omitted

3.4 WSA's Obligations

3.4.1 WSA shall provide the product sourcing for mobile devices and microSD cards. WSA shall also provide all microSD provisioning services which shall include loading of cards in format compatible for use in mobile devices. Further, WSA shall provide the equipment and processes required to load PPM's Digital Content into the mobile devices and microSD cards in a format which will have audio or visual recording quality that is to specifications as directed by PPM in its sole discretion.

3.4.2 WSA shall maintain an inventory of microSD cards sufficient to meet orders and sample requests in a timely manner. WSA shall be responsible for all expenses of maintaining the inventory of microSD cards, and the sale and shipment of Units, including freight, insurance, sales taxes and customs duties.

3.4.3 WSA hereby represents and warrants to PPM that WSA has sufficient financial resources, experience and qualified personnel to perform in full all of its financial, sales and operational obligations contained in this Agreement. WSA shall employ competent and experienced personnel to market the Units.

3.4.4 WSA shall supply to PPM, on a monthly basis, a 3-month rolling forecast of sales of Units (the "Forecast"). The first Forecast shall be delivered upon the first day of the third month of this Agreement, and subsequent Forecasts shall be delivered on the first day of each month thereafter. Each Forecast shall not be considered to constitute firm orders but rather non-binding forecasts based on WSA's commercially reasonable estimates.

3.4.5 PPM's Digital Content and the Units will be branded according to PPM's sole direction and approved brand guidelines, provided that WSA may, in its sole discretion, choose to also include a WSA logo for display with the Units.

3.5 PPM's Obligations

3.5.1 PPM shall provide WSA with Digital Content of sufficient variety and quality to support commercial placement, the continued sourcing of new Digital Content to support on-going programs, and samples of such Digital Content at WSA's request. PPM will also provide WSA with any licensing of Digital Content sufficient to support all contemplated commercial placement.

3.5.2 PPM shall provide WSA with web development resources to support Authorized Carrier requirements to facilitate commercial opportunities, and with commercial content delivery systems sufficient to support all agreed to programs with Authorized Carriers.

3.5.3 PPM shall provide WSA with A&R services in conjunction with agreed to promotional opportunities, and with assistance with sales efforts to Authorized Carriers.

3.5.4 At WSA's request, PPM will supply WSA with on-site promotional support as required in the terms of any commercial placement of content.

3.5.5 PPM will supply WSA with market development funds based on percentage of monthly subscriptions outlined and agreed to in conjunction with Authorized Carriers and as specified in Purchase Orders as applicable.

4. Prices and Payment.

4.1 Purchase Orders.

4.1.1 WSA shall order Digital Content from PPM by submitting a written purchase order identifying the number of Units ordered, the Digital Content required, requested delivery dates and any other information required to enable WSA to fill the order (the "**Purchase Order**"). All orders for Units are subject to acceptance by PPM at PPM's office or other address as specified in Article 7. PPM shall have no liability to WSA with respect to purchase orders which are not accepted.

4.1.2 The submission of Digital Content to WSA shall be subject to the right and ability of PPM to submit the Digital Content and obtain required licenses and permits, under all applicable statutes, rules and regulations of the United States and agencies or instrumentalities thereof, presently in effect or which may be in effect hereafter.

4.1.3 Once PPM accepts a Purchase Order and submits its Digital Content to WSA, WSA shall bundle microSD cards or mobile devices with the Digital Content and will ship these Units to the Authorized Carriers as soon as reasonably practicable. Unless otherwise agreed to in writing by the Parties, WSA shall require the Authorized Carriers to remit payment to WSA on payment terms of Net 30 days.

4.1.4 In the event of any discrepancy between any purchase order accepted by PPM and this Agreement, the terms of this Agreement shall govern.

4.2 Per Unit Fee.

4.2.1 Based on each Purchase Order, WSA will remit a fee of $2.00 per Unit sold ("**Per Unit Fee**") to PPM. Such Per Unit Fee may be increased from time to time by mutual written agreement of PPM and WSA.

4.2.2 The Per Unit Fee payable to PPM on any Purchase Order shall be paid in full by WSA within 35 days from the date of shipment of the Units to the Authorized Carriers by WSA.

All such amounts shall be paid in United States dollars by wire transfer, to such bank or account as PPM may from time to time designate in writing to WSA, or by corporate check. No part of any amount payable to PPM hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which WSA might have against PPM, any other party or otherwise. Any payments not paid by WSA within the 35-day period shall bear interest at the rate of one percent per month commencing on the close of business the day immediately following the day on which the payment is due. The exception to this shall be download services where customers are billed directly by an Authorized Carrier, in which payment terms for the Per Unit Fee shall be specified in the applicable Purchase Order or as agreed to in writing by the Parties.

5. Costs and Expense.

Each Party agrees that it in good faith to make good efforts to maintain reasonable costs in implementing this Agreement and shall bear its own responsibility for costs and performance quality.

6. Confidential Information and Nondisclosure.

6.1 Any documents and materials embodying Confidential Information (as defined below), and all copies thereof, shall be strictly protected under this Article 6, and, upon termination of this Agreement, shall be returned to the disclosing or supplying Party.

6.2 Confidential Information ("Confidential Information") means, including the terms and the fact of existence of this Agreement, any and all information and know-how in written, oral or other tangible or intangible forms maintained in confidence and relating to or developed in connection with or in support of the business of any Party hereto ("Disclosing Party"), including, but not limited to, discoveries, ideas, inventions, concepts, source and object codes, computer programs, disks, diskettes, tapes, flow charts and logic diagrams, designs documents, drawings, data concepts, technology, manufacturing processes, business plans, customer data, customer lists, customer names, marketing strategies, financial analysis, trade secrets, industrial marketing and commercial knowledge disclosed by the Disclosing Party to the other Party ("Receiving Party"). Confidential Information may also include information of a third party that is in the possession of one of the parties and is disclosed to the other party under this Agreement.

Confidential Information does not include the information which:

a) is, prior to disclosure, in the lawful possession of, or already known to, the Receiving Party as shown by the receiving party's files and records immediately prior to the time of disclosure;

b) has come into the public domain through no fault of the Receiving Party;

c) is or was developed independently by the Receiving Party without any use or reference of the Confidential Information of the Disclosing Party, as shown by documents and other competent evidence in the Receiving Party's possession; or

d) is obtained by the Receiving Party from a third party lawfully in possession of such information and without a breach of such third party's obligations of confidentiality and without restrictions or breach of this Agreement.

6.3 The Receiving Party shall undertake to keep secret and protect the confidential nature and secrecy of all Confidential Information. In particular, the Receiving Party shall prevent third

parties from gaining access to Confidential Information, other than as permitted under this Agreement.

To this end, the Receiving Party shall:

a) not disclose or in any way communicate to any other person all or any of Confidential Information, except to such employees and officers of the Receiving Party who have need to know in performing this Agreement;

b) not use Confidential Information or permit the use of Confidential Information by any person for any purpose (including but not limited to directly or indirectly contacting or soliciting the business of the Disclosing Party's customers) other than for performing this Agreement;

c) advise the other Party in writing of any misappropriation or misuse of such Party's Confidential Information; and

d) not disclose the existence of this Agreement and the terms of this Agreement without the prior written consent of the other Party.

6.4 Each Party shall ensure that its employees, officers, contractors, agents and all other persons under its control or direction shall fully comply with the obligations imposed on it under this Article 6.

6.5 In the event that a Party is ordered to make a disclosure of Confidential Information by operation of law or in conjunction with a judicial or governmental proceeding or arbitration, the Party ordered to make the disclosure shall immediately notify the Disclosing Party of such order and of the Confidential Information asked to be disclosed both orally and in writing prior to the disclosure. Each Party further agrees in good faith to provide reasonable cooperation and assistance in obtaining a suitable protective order, and in taking any other steps necessary to preserve the confidentiality of Confidential Information.

6.6 Each Party acknowledges that a breach of this Article 6 may cause the other Party irreparable damage for which monetary damages would not be an adequate remedy. Accordingly, in addition to other remedies that may be available, each Party may seek and obtain injunctive relief against such a breach or threatened breach.

6.7 All rights in and title to Confidential Information disclosed by a Party shall remain in that Party. Neither the execution or delivery of this Agreement, nor the furnishing of any Confidential Information shall be construed as granting by implication, estoppel or otherwise, any license or right to use under any invention, patent, copyright, trade secret, industrial or intellectual property of any type, recognized under any law, now or hereafter owned, licensed, or controlled by the Disclosing Party. Nothing in this Agreement shall be deemed or construed to grant any Party a license to sell, develop, exploit, or further develop any Confidential Information disclosed pursuant to this Agreement.

6.8 The obligation of each Party for non-disclosing information under this Article 6 shall survive any termination or expiration of this Agreement for a period of three (3) years from after the date of the disclosure of the Confidential Information in question.

7. Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b)

when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address set forth below, or to such address or facsimile number as subsequently modified by written notice given in accordance with this section.

All correspondence relating to this Agreement will be sent to the Parties as follows:

| | |
|---|---|
| **Pure Play Music, Ltd.** | Alex Grange<br>Chief Executive Officer<br>Pure Play Music, Ltd.<br>17524 Tam O'Shanter<br><br>Poway, CA 92064<br>(858) 405-2057<br>(949) 720-9191 |
| With a copy to: | Jeffrey P. Berg<br>Baker & Hostetler LLP<br>12100 Wilshire Blvd.<br>15th Floor<br>Los Angeles, CA 90025<br>(310) 820-8800<br>(310) 820-8859 (Fax) |
| **WSA Distributing, Inc.** | Alfonso Fierro<br>Controller<br>WSA Distributing, Inc.<br>7222 Opportunity Rd.<br>San Diego, CA 92111<br>(858) 560-7800<br>(858) 564-7475 (Fax) |

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other parties hereto.

8. Trademark.

Nothing contained in this Agreement shall be construed to grant either Party any rights in the other Party's property, including but not limited to trademarks, service marks, good will, trade names, rights in packaging, trade dress, rights of publicity, merchandising rights, advertising rights, or any other similar right now known or existing in the future. Each Party shall not act so as to damage the reputation or goodwill of the other Party, nor act so as to impair or otherwise lessen the value of the other Party's property, including but not limited to trademarks, service marks, good will, trade names, advertising rights, or any other similar rights now known or existing in the future.

9. Relationship of the Parties.

9.1 WSA shall be considered to be an independent contractor of PPM. The relationship between WSA and PPM shall not be construed to be that of employer and employee, nor to constitute a partnership, joint venture or agency of any kind.

9.2 WSA shall pay all of its expenses, including without limitation all travel, lodging and entertainment expenses incurred in connection with its services hereunder and all training provided hereunder. PPM shall not reimburse WSA for any expenses.

9.3 Neither Party shall have the right to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

10. Governing Law and Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A, without giving effect to principles of conflict of laws which would result in the application of the substantive law of another jurisdiction. Any and all claims, counterclaims, demands, causes of action, disputes, controversies and other matters in question arising out of or relation to this Agreement, or alleged breach hereof, or in any way related to the subject matter of this Agreement or the relationship between the Parties shall be submitted to the competent jurisdiction in the federal and states courts in San Diego County, California.

11. Indemnification.

11.1 Each Party (the "Indemnifying Party") shall indemnify and hold harmless the other Party, its parents, subsidiaries, affiliates and their respective directors, officers, agents, and employees (collectively, the "Indemnified Party") from and against any and all claims, liabilities, causes of action, judgments, costs, and expenses (including reasonable outside attorneys' fees) that arise as a result of a breach by the Indemnifying Party of its obligations and/or representations and warranties hereunder. The Indemnifying Party agrees to defend the Indemnified Party against any such claim provided that the Indemnified Party promptly notifies the Indemnifying Party of any such claim and reasonably cooperates in the defense of such claim.

11.2 The Indemnifying Party shall have the right to assume the full defense of any claims to which its indemnity applies. The Indemnified Party, at the Indemnifying Party's cost, shall cooperate fully with the Indemnifying Party in such defense of any such claim. If the Indemnified Party compromises or settles any such claim without the prior written consent of the Indemnifying Party, then the Indemnifying Party shall be released from its indemnity obligations with respect to the claim so settled.

11.3 Without limiting any of the indemnification obligations herein, in the event that a third party makes a claim against PPM in connection with the intellectual property rights associated with the Digital Content, and PPM reasonably believes that it is advisable to cease offering the Digital Content, then PPM may request that WSA refrain from use of such Digital Content as soon as reasonably practicable.

12. Miscellaneous.

12.1 Entire Agreement. This Agreement contains the entire understanding and agreement of the Parties with respect to the matters covered hereby, and it supersedes all prior oral or written agreements, commitments, understandings, or communications between the Parties with respect to said subject matter, all of which are merged herein.

12.2 Waivers and Amendment. No waiver by any part of any default with respect to any provisions, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Change, amendment and/or waiver regarding this Agreement may be made only by mutual written agreement of the Parties. No change will be binding on either Party unless and until such written document is executed and dated by both the Parties.

12.3 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, and their respective; permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

12.4 Press Releases and Publicity. Each Party agrees not to issue any press release or publicity, or make any public statement regarding this Agreement without prior coordination and prior written approval of the other Party.

12.5 Attorneys' Fees. In the event that any legal action is instituted between the Parties arising out of this Agreement, the prevailing party or parties therein shall be entitled to recover a reasonable legal fees and court expenses from the non-prevailing party.

12.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Copies of the Agreement, signed by the Parties and transmitted by facsimile or email, shall operate as originals.

12.7 Gender and Number. Concerning the words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires, and the word "**person**" shall include any natural person, partnership, corporation, association, trust, estate or other legal entity.

12.8 Successors and Assigns. Any attempt to assign or transfer this Agreement or any interest herein including, without limitation, rights and duties of performance without the prior written consent of the other Party is null and void *ab initio* without force and effect. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns.

12.9 Titles, Captions, and Paragraphs. All titles or captions of paragraphs contained in this Agreement are for convenience only and shall not be deemed part of the context of this Agreement. Such titles and captions in no way define, limit, extend, or describe the scope of this Agreement nor the intent of any provision hereof. Reference to paragraph numbers are to the paragraphs as numbered in this Agreement unless expressly stated otherwise.

12.10 Force Majeure. Neither Party shall be liable for any loss or damage to property caused by strikes, labor troubles, riots, fires, blowouts, tornadoes, floods, earthquakes, acts of a public enemy, insurrections, acts of God, failure to carry out the provisions hereof due to provisions of law or rules or regulations promulgated by any governmental agency or any demand or acquisition of any government, or from any other cause beyond the control of the Parties.

12.11 Interpretation. Each Party has been represented by counsel in the preparation and

negotiation of this Agreement. This Agreement shall be construed as jointly drafted. Accordingly, this Agreement shall be construed according to its fair language, and the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

12.12 Authority. Each individual signing for a Party warrants and represents that he or she is an authorized agent of the Party on whose behalf he or she is signing this Agreement.

12.13 Time of Essence. Time is expressly made of the essence concerning the performance by the Parties of their respective obligations under this Agreement.

12.14 Computation of Time. If any period of time specified in this Agreement would otherwise end on a Saturday, Sunday or legal holiday, it shall be deemed extended to end on the next day following which is not a Saturday, Sunday or legal holiday.

12.15 Survival. Article 3.3 (Exclusive Provider of Digital Content), Article 6 (Confidential Information and Non-Disclosure), Article 7 (Notices), and Article 10 (Governing Law) shall survive any termination of this Agreement, respectively, for the a period of time set forth in each respective article, or if no period of time is set forth, then for the period of time provided for in Article 6 herein. Any other Articles, which by their nature should survive termination, shall survive termination.

12.17 Severability. The provisions of this Agreement are severable and, in the event that any provision hereof or any obligation hereunder is found invalid or unenforceable pursuant to a judicial decree or decision, any such provision or obligation shall be deemed and construed to extend only to the maximum permitted by law, and the remainder of this Agreement shall remain valid and enforceable according to its terms.

*[Signature Page to Follow]*

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their respective officers, duly authorized.

**Pure Play Music, Ltd.,**
**a Nevada corporation**

By: ______________________
Name: Alex Grange
Title: Chief Executive Officer

**WSA Distributing, Inc.,**
**a California corporation**

By: ______________________
Name: Eric Hauser
Title: VP